EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Ethan Allen Interiors Inc.
Investor/Media Contact: Peg Lupton
(203) 743-8234

ETHAN ALLEN REPORTS RESULTS FOR QUARTER
AND FISCAL YEAR ENDED JUNE 30, 2007

DANBURY, CT., July 25, 2007 - Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE:ETH) today reported operating results for the three and twelve months ended June 30, 2007.

Three Months Ended June 30, 2007

Net delivered sales for the quarter ended June 30, 2007 amounted to $258.5 million as compared to $272.0 million in the prior year quarter. Net delivered sales for the Company’s Retail division increased 1.7% to $187.5 million. Wholesale sales decreased 8.5% to $162.8 million during that same period. Comparable Ethan Allen design center delivered sales decreased 5.9% as compared to the prior year quarter.

For the quarter ended June 30, 2007, earnings per share amounted to $0.65 on net income of $20.5 million. This compares to earnings per share and net income of $0.66 and $22.4 million, respectively, in the prior year comparable period.

Year Ended June 30, 2007

For the twelve months ended June 30, 2007, net delivered sales totaled $1.005 billion as compared to $1.066 billion in the prior year comparable period. Net delivered sales for the Company’s Retail division increased 1.1% to $698.6 million. Wholesale sales decreased 10.9% to $656.0 million during that same period. Comparable Ethan Allen design center delivered sales decreased 6.3% as compared to the prior year comparable period.

For the twelve months ended June 30, 2007, earnings per share, which includes a previously announced September 2006 restructuring and impairment charge, amounted to $2.15 on net income of $69.2 million. This compares to earnings per share and net income of $2.51 and $85.7 million, respectively, in the prior year comparable period which included a September 2005 restructuring and impairment charge. Excluding the impact of these charges in both periods, earnings per share amounted to $2.41 on net income of $77.7 million in the current year period as compared to earnings per share and net income of $2.59 and $88.3 million, respectively, in the prior year comparable period.

EXHIBIT 99.1

Farooq Kathwari, Chairman and CEO, commented: "We are pleased with our results for the fourth quarter and fiscal year ended June 30, 2007. Despite a challenging economic environment and tough period-over-period comparisons as a result of a 12% increase in sales in both the prior year quarter and year, our sales held up and gross margins improved. Our quarterly earnings per share of $0.65 compares to $0.66 a year ago and reflects our continued cost control efforts, an increased gross margin, and the benefit of share repurchases. For the year ended June 30, 2007, capital expenditures and acquisitions totaled $59.1 million and $15.3 million, respectively, with the majority of our capital expenditures relating to the opening of new design centers. In addition, we utilized $51.6 million of available cash to repurchase 1.5 million shares of our common stock in the open market. As of June 30, 2007, the Company had remaining authorization available to repurchase an additional 1.4 million shares.”

Mr. Kathwari continued: “We believe the sustained operating performance of the Company during this difficult time in our industry is a direct result of several initiatives undertaken in recent years, including: the continued repositioning of our retail network; investments in recruiting and training efforts to increase the professionalism of our retail management team; the development of stylish, high-quality products at good value; improved advertising and marketing programs; and faster delivery of our products to our customers. All of these initiatives have a common objective – a renewed focus on providing solutions and service. As a result, we believe that such efforts provide us a distinct competitive advantage and an opportunity to grow our business.”

Commenting on the Company’s outlook for the fiscal year ended June 30, 2008, Mr. Kathwari stated: "While we have seen some positive trends in recent weeks, we remain cautiously aware of the fact that consumer confidence is impacted by several factors that are beyond our control. At the present time, we believe that we have the opportunity to realize earnings per share within the current range of analyst estimates for the fiscal year ended June 30, 2008.”

Ethan Allen Interiors Inc. is a leading manufacturer and retailer of quality home furnishings. The Company sells a full range of furniture products and decorative accessories through a network of 313 design centers in the United States and abroad, of which 158 are Company-owned. Ethan Allen has 9 manufacturing facilities, which include 2 sawmills, located throughout the United States.

The Company will conduct a Conference Call at 11:00 AM (Eastern) on Wednesday, July 25th. The live webcast and replay are accessible via the Company’s website at www.ethanallen.com/investors.

EXHIBIT 99.1

This press release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other reports filed with the Securities and Exchange Commission. This press release and related discussions contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect management’s current expectations concerning future events and results of the Company, and are subject to various assumptions, risks and uncertainties. Accordingly, actual future events or results could differ materially from those contemplated by the forward-looking statements. The Company assumes no obligation to update or provide revision to any forward-looking statement at any time for any reason.

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EXHIBIT 99.1

Ethan Allen Interiors Inc.
Selected Financial Information
Unaudited
(In millions)

Selected Consolidated Financial Data:

	Three Months Ended		Twelve Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
Net Sales	$258.5	$272.0	$1,005.3	$1,066.4
Gross Margin	53.4%	51.4%	52.4%	50.7%
Operating Margin	12.5%	13.5%	11.1%	13.4%
Operating Margin (ex restructuring & impairment charge)	12.5%	13.5%	12.4%	13.8%
Net Income	$20.5	$22.4	$69.2	$85.7
Net Income (ex restructuring & impairment charge)	$20.5	$22.4	$77.7	$88.3
Operating Cash Flow	$49.3	$39.5	$119.2	$131.6
Capital Expenditures	$11.6	$13.2	$59.1	$41.5
Acquisitions	$3.9	$1.5	$15.3	$7.8
Treasury Stock Repurchases (settlement date basis)	$17.0	$33.0	$51.6	$84.1
EBITDA	$39.5	$42.0	$136.9	$163.3
EBITDA as % of Net Sales	15.3%	15.5%	13.6%	15.3%
EBITDA (ex restructuring & impairment charge)	$39.5	$42.0	$150.3	$167.5
EBITDA as % of Net Sales (ex restructuring & impairment charge)	15.3%	15.5%	15.0%	15.7%

Selected Financial Data by Business Segment:

	Three Months Ended		Twelve Months Ended
Retail	6/30/07	6/30/06	6/30/07	6/30/06
Net Sales	$187.5	$184.4	$698.6	$691.0
Operating Margin	3.5%	4.6%	2.2%	2.9%

	Three Months Ended		Twelve Months Ended
Wholesale	6/30/07	6/30/06	6/30/07	6/30/06
Net Sales	$162.8	$178.0	$656.0	$736.1
Operating Margin	15.8%	15.7%	15.1%	17.0%
Operating Margin (ex restructuring & impairment charge)	15.8%	15.7%	17.2%	17.6%

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Statements of Operations
Unaudited
(In thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2007	2006	2007	2006
Net sales	$258,531	$272,002	$1,005,312	$1,066,390
Cost of sales	120,543	132,160	478,729	525,408

Gross profit	137,988	139,842	526,583	540,982
Operating expenses:
Selling	59,053	58,113	223,146	224,404
General & administrative	46,662	44,878	178,876	169,665
Restructuring & impairment charge	-	-	13,442	4,241

Total operating expenses	105,715	102,991	415,464	398,310

Operating income	32,273	36,851	111,119	142,672
Interest & other miscellaneous income	3,223	1,976	10,369	4,926
Interest & other related financing costs	2,982	2,996	11,762	9,493

Income before income tax expense	32,514	35,831	109,726	138,105
Income tax expense	12,030	13,437	40,499	52,423

Net income	$20,484	$22,394	$69,227	$85,682

Basic earnings per share:
Net income per share	$0.66	$0.68	$2.19	$2.58

Basic weighted average shares outstanding	31,056	32,819	31,566	33,210
Diluted earnings per share:
Net income per share	$0.65	$0.66	$2.15	$2.51

Diluted weighted average shares outstanding	31,556	33,824	32,261	34,086

EXHIBIT 99.1

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
Unaudited
(In thousands)

	June 30, 2007	June 30, 2006
Assets
Current Assets:
Cash and cash equivalents	$147,879	$173,801
Accounts receivable, net	14,602	22,179
Inventories	181,884	189,650
Prepaid expenses and other current assets	33,104	31,289
Deferred income taxes	4,960	8,696

Total current assets	382,429	425,615
Property, plant, and equipment, net	322,185	294,170
Intangible assets, net	92,500	87,899
Other assets	5,484	6,416

Total Assets	$802,598	$814,100

Liabilities and Shareholders' Equity
Current Liabilities:
Current maturities of long-term debt	$40	$39
Customer deposits	52,072	53,203
Accounts payable	26,650	28,549
Accrued expenses and other current liabilities	68,677	65,786

Total current liabilities	147,439	147,577
Long-term debt	202,868	202,748
Other long-term liabilities	12,003	12,151
Deferred income taxes	30,646	34,182

Total liabilities	392,956	396,658
Shareholders' equity	409,642	417,442

Total Liabilities and Shareholders' Equity	$802,598	$814,100